Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2010-04
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI’s 2009 performance highlights underlying strength and resilience;
Company expects EPS growth in mid-single digits for 2010
WINSTON-SALEM, N.C. — Feb. 4, 2010

Fourth Quarter and Full Year 2009 — At a Glance
•	Adjusted EPS: Fourth quarter at $1.10, down 13.4 percent; full year at $4.64, down 3.1 percent
•	Excludes: Restructuring charges and non-cash trademark impairments in both years; and prior-year investment impairment and gain from joint-venture termination
•	Reported EPS: Fourth quarter at $0.74, down 15.9 percent; full year at $3.30, down 27.6 percent

•	Adjusted and reported full-year results negatively impacted by 40 cents per share in higher pension expense

•	R.J. Reynolds delivered overall growth-brand volume and share gains

•	Conwood posted strong moist-snuff volume and share growth

•	RAI entered nicotine replacement therapy category with Niconovum AB acquisition

•	RAI raised dividend 6 percent, in line with 75 percent payout policy

•	2010 EPS forecast: Return to mid-single-digit percentage growth, with EPS range of $4.80 to $5.00 vs. 2009 adjusted EPS of $4.64
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results for the fourth quarter and full year.
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Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter adjusted EPS of $1.10, excluding restructuring and trademark impairment charges, down 13.4 percent from the prior-year period. Reported EPS of $0.74 was down 15.9 percent. Both declines were primarily driven by higher pension expense.
For the full year, adjusted EPS, excluding restructuring and trademark impairment charges, was $4.64, down 3.1 percent from the prior year as cigarette volume declines, higher pension and legal expense, and lower premium moist-snuff margins more than offset higher pricing and gains in productivity and moist-snuff volume. On a reported basis, full-year EPS was $3.30, down 27.6 percent, which included higher year-over-year trademark impairment charges and a prior-year gain on the Gallaher joint-venture termination. RAI issued EPS guidance for 2010 in the range of $4.80 to $5.00, reflecting mid-single-digit percentage growth.

4Q and Full Year 2009 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Full Year
	Ended Dec. 31			Ended Dec. 31
			%			%
	2009	2008	Change	2009	2008	Change

Net sales	$2,096	$2,177	(3.7)%	$8,419	$8,845	(4.8)%

Operating income
Reported (GAAP)	$393	$510	(22.9)%	$1,775	$2,052	(13.5)%
Adjusted (Non-GAAP)	563	654	(13.9)%	2,398	2,460	(2.5)%

Net income
Reported (GAAP)	$215	$258	(16.7)%	$962	$1,338	(28.1)%
Adjusted (Non-GAAP)	321	370	(13.2)%	1,353	1,406	(3.8)%

Net income per diluted share
Reported (GAAP)	$0.74	$0.88	(15.9)%	$3.30	$4.56	(27.6)%
Adjusted (Non-GAAP)	1.10	1.27	(13.4)%	4.64	4.79	(3.1)%
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MANAGEMENT’S PERSPECTIVE
Overview
“I’m very pleased with the solid underlying performance of Reynolds American in 2009, given the especially challenging economic and industry environment,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer.
“Our operating companies continued to enhance their fundamental strength with key-brand volume and share gains, and productivity improvements. However, our companies’ strong underlying performance was overshadowed by the negative impact of 40 cents per share in increased pension expense, which drove a year-over-year EPS decline,” she said.
“RAI and its operating companies faced an extraordinary set of challenges in 2009, including unprecedented increases in tobacco excise taxes, heightened competitive activity and the effects of a deep recession. Even so, our operating companies displayed great resilience, based on the strength and momentum of their business strategies and core brands.”
Ivey said that among the full-year highlights were:
•	Further gains in growth-brand share and operating margins at R.J. Reynolds;

•	Continued strong growth in moist-snuff volume and share at Conwood;

•	Double-digit volume growth with record share gains at RAI’s Santa Fe subsidiary; and,

•	RAI increased its dividend by 6 percent, reaffirming its commitment to shareholders.
Ivey noted that RAI’s acquisition of Niconovum AB in December extends the company’s presence into the nicotine replacement therapy (NRT) category, which offers great potential in meeting consumer demand and public health objectives. “Niconovum plans to broaden its product line, and the markets in which it competes, over time,” she said. “We believe that Niconovum’s NRT products have the potential to better meet consumer preferences than products currently on the market and will thus provide long-term shareholder value.
“Our companies are focused on driving profitable growth by building their key brands, improving efficiency and developing innovations to meet the changing desires of adult tobacco users,” Ivey said.
“The power of our business model and the underlying strength of our companies’ strategies and key brands will continue to serve RAI’s shareholders well,” Ivey said. “Based on our confidence in the strategies of RAI and its operating companies, we expect earnings growth to return to mid-single digits this year.”
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R.J. Reynolds
“R.J. Reynolds continued to make substantial progress during a tough year, posting gains in combined growth-brand cigarette volume and share, while introducing additional modern smoke-free products that address the desires of adults who enjoy tobacco,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer. “We also maintained our focus on productivity, which included an operations workforce reduction that was announced in December.”
Delen said that in the fourth quarter, higher pricing largely offset the impact of lower cigarette volume. However, he said, R.J. Reynolds’ adjusted operating income of $487 million was down 9.8 percent from the prior-year quarter, primarily due to higher pension expense of $45 million. Fourth-quarter adjusted results exclude non-cash trademark impairment charges of $114 million, and restructuring charges of $56 million that includes $8 million in non-cash pension-related cost.
R.J. Reynolds’ full-year adjusted operating income was $2.03 billion, down 1.4 percent from the prior year. That negative comparison was driven by a $180 million increase in year-over-year pension expense. Full-year adjusted results exclude non-cash trademark impairment charges of $491 million and the $56 million in restructuring charges.
Full-year results benefited from higher pricing, lower promotional expense and continued productivity gains, which more than offset the impact of lower cigarette volume and increased legal expense. As a result, R.J. Reynolds delivered higher adjusted operating margins in 2009, with a gain of 1.1 percentage points from the prior year, to 27.7 percent.
“We continue to see the benefits of our productivity initiatives, including further streamlining our product offerings as we discontinued more than 150 SKUs, to end the year with 235,” Delen said. “We also continue to eliminate non-essential activities, and outsource those that are non-core.”
He said that the company’s 2008 and 2009 restructuring and outsourcing programs will deliver total annual savings of about $60 million in 2010, growing to about $75 million in 2011.
R.J. Reynolds’ 2009 cigarette shipment volume declined 8.7 percent from the prior year, compared with the industry decline of 8.6 percent. “We’re pleased with this performance because it is much more in line with industry volume declines than the company’s historical decline rates, which ran about 1.5 times that of the industry,” Delen said.
Even as the company eliminates non-core cigarette styles, it continues to stabilize and strengthen overall share performance. “R.J. Reynolds’ total cigarette market share for the full year was 28.3 percent, down just 0.1 share points from the prior year,” he said. “Our fourth-quarter cigarette share was 28.5 percent, up 0.2 share points from the prior-year quarter.”
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Delen noted that the company’s cigarette market share has remained relatively stable during the past two years, as strong growth-brand share gains have largely offset share declines in the company’s support and non-support brands.
The company’s growth brands, Camel and Pall Mall, posted a combined cigarette market share of 12.3 percent in 2009, up 1.9 share points from the prior year, driven by Pall Mall’s strong growth. Growth-brand cigarette share also increased in the fourth quarter, by 2.4 share points to 13.4 percent from the prior-year period, and now represents 47 percent of R.J. Reynolds’ total cigarette share.
Camel, the company’s leading premium brand, continued to post steady performance for the year, with Camel’s total-tobacco share, including Camel Snus, up 0.2 share points from the prior year. Camel’s full-year cigarette share declined 0.1 share points while Camel Snus gained 0.3 share points on a cigarette-equivalent basis, which assumes that a tin of Camel Snus is equal to a pack of cigarettes.
Even though Camel’s full-year cigarette share saw a slight decline of 0.1 share points to 7.5 percent, the brand significantly outperformed the premium cigarette category, which was down 1.6 share points for the year. Camel’s fourth-quarter cigarette share of 7.4 percent was down 0.4 share points in the face of intense competitive promotional activity and new product introductions.
Camel Crush, R.J. Reynolds’ latest cigarette innovation, has performed well in its first full year, reaching a market share of 0.7 percent in 2009. Camel Crush uses technology developed by R.J. Reynolds to offer adult smokers the unique choice of regular or menthol with each cigarette.
“Late last year, the company expanded this innovative technology to Camel’s two core menthol styles. Next month, R.J. Reynolds will introduce bold new packaging to raise consumer awareness and trial, to provide growth for Camel in the menthol category,” Delen said.
Camel continues to evolve into a total-tobacco brand, with its innovative smoke-free tobacco products — Camel Snus, Camel Dissolvables, and Camel Dip at Conwood — increasingly gaining positive consumer interest.
Camel Snus, which was launched nationally early last year, is leading the development of the snus category in the U.S. Its full-year market share was 0.3 share points on a cigarette-equivalent basis.
Camel Dissolvables — Orbs, Sticks and Strips — are currently in three lead markets, and the company is gaining valuable consumer insights on ways to improve these products and their packaging. These products — made of finely-milled tobacco that completely dissolves in the mouth — offer adult tobacco consumers the most convenient way to enjoy tobacco today.
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Pall Mall, R.J. Reynolds’ other growth brand, delivered very strong performance in the fourth quarter and full year as economic conditions drove an increasing number of adult consumers to seek greater value. Pall Mall differentiates itself from other value offerings by delivering a high-quality, longer-lasting cigarette at an affordable price, and these benefits allow Pall Mall to retain a high percentage of adult smokers who try the brand.
Pall Mall’s fourth-quarter market share grew 2.8 share points to 6.0 percent from the year-ago quarter. For the full year, its total market share was 4.8 percent, up 2.1 share points from the prior year. Pall Mall’s strong growth in 2009 made it the fourth-largest cigarette brand in the U.S.
“I’m very pleased with R.J. Reynolds’ underlying performance in 2009, with growth on Camel as a total-tobacco brand, strong volume and share gains on Pall Mall, and continued productivity improvements,” Delen said.
“Looking ahead, R.J. Reynolds is well positioned to anticipate and meet the changing preferences of adult tobacco users. As we continue to refine our strategies and streamline our structure, we are strengthening our core business, introducing innovations and maintaining our focus on productivity to drive sustainable growth.”
Conwood
“Conwood performed extremely well in a very challenging year, reporting excellent gains in moist-snuff volume and share,” said Bryan K. Stockdale, the company’s president and chief executive officer.
“The moist-snuff category underwent extensive transformation in 2009, with a significant reduction in the price of premium products and aggressive competitive promotional spending following the acquisition of our largest competitor at the beginning of the year,” he said. “This came on top of an extremely weak economy and increases in federal and state excise taxes.”
“Notwithstanding these challenges,” Stockdale said, “Conwood continued to deliver strong results, driven by Grizzly’s exceptional performance.
“We also continued to find ways to deliver greater quality and value to moist-snuff consumers,” he said. “In 2010, we are upgrading our Grizzly and Kodiak packaging to include embossed metal lids, which will deliver even greater value to moist-snuff consumers. Our research indicated that franchise and competitive dippers both greatly preferred the higher-quality appearance of the new metal lids.”
For the fourth quarter, Conwood’s adjusted operating income was $83 million, down 16.0 percent from the prior-year period. Volume and pricing gains by Grizzly were more than offset by lower margins on Kodiak and increased promotional spending due to new product introductions, excise tax increases and intense competitive activity.
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Kodiak’s lower margins were the result of a second-quarter price reduction to bring the brand in line with competitive premium brands.
For the full year, Conwood’s adjusted operating income was $352 million, which excludes first-quarter trademark impairment charges of $76 million. The 6.0 percent decline in full-year operating income was primarily driven by Kodiak’s lower margins.
Conwood’s full-year adjusted operating margin was 52.3 percent in 2009, up 0.5 percentage points from the prior year. The company’s margins benefited from higher volume and price increases on Grizzly, as well as higher pricing on its other products.
Conwood’s moist-snuff shipment volume was up 6.4 percent for the full year, well outpacing the industry rate of 4.4 percent. For the fourth quarter, the company’s moist-snuff volume increased 5.7 percent from the prior-year period, compared with an industry rate of 6.0 percent that was largely driven by competitive product introductions.
Conwood’s full-year share of moist-snuff shipments also continued to show strong growth, increasing 1.8 share points from the prior year, to 29.4 percent.
The company’s performance was driven by Grizzly, which continued to enhance its position as the nation’s leading, and fastest-growing, moist-snuff brand. Despite significant price reductions on premium brands, aggressive competitive promotions on both premium and value brands, and higher pricing on Grizzly, the brand increased its market share to 25.3 percent for the fourth quarter and the full year. That was an increase of 1.1 share points for the fourth quarter and 2.0 share points for the full year.
“Grizzly sells at a great ‘everyday fair price’ but its appeal goes beyond that — Grizzly offers a high-quality product and strong brand equity,” Stockdale said. “Grizzly is the leading moist-snuff brand and has three No.1 styles. This is a tremendous achievement, and it’s especially noteworthy given the fact that there have been times during the past year when some styles of competitive premium brands have been priced below Grizzly.”
In 2009, Grizzly captured about 70 percent of total moist-snuff category growth. It increased its volume 8.9 percent for the full year, and 5.8 percent in the fourth quarter. Stockdale noted that this performance would be considered strong in any environment, but it is even more so given the many challenges of 2009.
Grizzly has also made great gains in the pouch segment, which accounts for 7.7 percent of the moist-snuff market and grew more than 25 percent last year. Grizzly entered the pouch segment in 2008 with Grizzly Wintergreen pouches, adding Mint and Straight styles in early 2009. A fourth style, Grizzly Snuff Pouches, was introduced in the fourth quarter. The brand has captured 1.4 share points in pouches — more than 18 percent of the pouch segment — in only two years.
The brand is currently introducing Grizzly 1900 Long Cut, a natural product with a traditional cut that will have strong appeal for a broad base of moist-snuff consumers.
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Conwood’s premium Kodiak brand has improved its performance since last year’s price reduction, and is now upgrading its packaging. Kodiak’s share has remained relatively stable for more than a year, with share of shipments of 3.8 percent in the fourth quarter and the full year.
Conwood’s latest premium introduction, Camel Dip, is further evidence of the company’s focus on enhancing its position in the premium segment. Camel Dip entered two lead markets with innovative product and packaging in June 2009 and is being expanded to 10 additional states this quarter. In addition to the original two styles, Dark Milled and Wintergreen Wide Cut, a third style, Camel Wintergreen pouches, is being added this month.
Stockdale noted that effective Jan. 1, 2010, Conwood’s name changed to American Snuff Company, LLC. “The return to its historical name underscores the company’s rich tobacco heritage and commitment to delivering the highest quality tobacco products to adult tobacco consumers ever since the company was founded in 1900,” he said.
“2010 will be another challenging year, but we’re continuing to focus on building volume, share, brand equity and profitability,” Stockdale said. “Our core competitive advantages —consumer-relevant innovation, superior consumer engagement and brand-building expertise — have made us the moist-snuff growth leader, and position the company well for continued success.”
FINANCIAL UPDATE
“RAI’s performance improved on many key fronts in 2009 as both of our reportable business segments increased productivity and delivered share gains on key brands despite a very tough environment,” said Thomas R. Adams, Reynolds American’s chief financial officer.
Adams noted that while higher pension expense of $0.40 per share drove negative year-over-year EPS comparisons, the underlying businesses continued to perform very well.
RAI’s 2009 adjusted EPS of $4.64 was down 3.1 percent from the prior year, driven by higher pension expense. Full-year adjusted results exclude non-cash trademark impairments of $1.22 per share and restructuring charges of $0.12 per share.
On a reported basis, full-year EPS was $3.30, down 27.6 percent from the prior year. That comparison includes a net increase of $0.47 per share in year-over-year restructuring and trademark impairment charges in 2009. The comparison also includes a prior-year gain of $0.71 per share from the Gallaher joint-venture termination and an investment impairment charge of $0.07 per share.
In the fourth quarter, RAI’s adjusted EPS was $1.10, down 13.4 percent from the prior-year period, including $0.10 per share in higher pension expense. Fourth-quarter adjusted results
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exclude non-cash trademark impairments of $0.24 per share, as well as restructuring charges of $0.12 per share. On a reported basis, fourth-quarter EPS was $0.74, down 15.9 percent from the prior-year period.
Adams also noted that RAI continues to maintain a strong balance sheet, ending the year with $2.7 billion in cash balances. That is after repaying $200 million in debt and contributing $300 million to the pension plan in 2009.
RAI contributed an additional $300 million to the pension plan in January this year. “The contributions to our pension plan, along with a return of 24.8 percent last year, have significantly improved the funded status of the plan,” he said.
Adams noted that RAI’s commitment to its shareholders and its confidence in the underlying strength of the business was reflected in the 2009 increase of $0.05 per share in the quarterly dividend, bringing the rate to $0.90 per share. The annualized dividend of $3.60 per share maintains the company’s policy of returning about 75 percent of net income to its shareholders in the form of dividends.
“There will be challenges to overcome again this year, but we expect cigarette volume declines to return to more normal levels, continued profitable growth in key brands and additional savings from productivity efforts,” Adams said. “RAI’s many strengths give us confidence that we can deliver EPS of $4.80 to $5.00 in 2010, up from 2009 adjusted EPS of $4.64.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss fourth-quarter and full-year 2009 results at 9:30 a.m. Eastern Time on Thursday, Feb. 4, 2010. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing 888-245-0918 (toll free) or 913-312-1469 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
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WEB DISCLOSURE
RAI’s Web site, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the Web site as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the recent federal excise tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or that the FDA will extend the ban on characterizing flavors to smokeless tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;
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•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash;

•	declining liquidity in the financial markets, including bankruptcy of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, American Snuff Company, LLC, Santa Fe Natural Tobacco Company, Inc. and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool and Doral.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2009	2008	2009	2008
Net sales, external	$1,998	$2,047	$8,015	$8,377
Net sales, related party	98	130	404	468

Net sales	2,096	2,177	8,419	8,845
Cost of products sold	1,148	1,165	4,485	4,863
Selling, general and administrative expenses	379	352	1,508	1,500
Amortization expense	6	6	28	22
Restructuring charges	56	(1)	56	90
Trademark impairment charges	114	145	567	318

Operating income	393	510	1,775	2,052
Interest and debt expense	61	67	251	275
Interest income	(4)	(9)	(19)	(60)
Gain on termination of joint venture	—	—	—	(328)
Other expense, net	—	34	9	37

Income before income taxes	336	418	1,534	2,128
Provision for income taxes	121	160	572	790

Net income	$215	$258	$962	$1,338

Basic net income per share	$0.74	$0.89	$3.30	$4.56

Diluted net income per share	$0.74	$0.88	$3.30	$4.56

Basic weighted average shares, in thousands (1)	291,384	291,453	291,381	293,401

Diluted weighted average shares, in thousands (1)	292,080	291,624	291,826	293,600

Segment data:
Net sales:
RJR Tobacco (2)	$1,821	$1,897	$7,334	$7,755
Conwood	161	187	673	723
All Other (2)	114	93	412	367

	$2,096	$2,177	$8,419	$8,845

Operating income:
RJR Tobacco (2)	$317	$537	$1,487	$1,805
Conwood	83	(43)	276	232
All Other (2)	27	29	112	104
Corporate	(34)	(13)	(100)	(89)

	$393	$510	$1,775	$2,052

Supplemental information:
Excise tax expense	$1,115	$461	$3,927	$1,890
Master settlement agreement and other state settlement expense	$623	$624	$2,540	$2,703
Federal tobacco buyout expense	$61	$63	$240	$249
FDA fees	$16	$—	$22	$—

(1)	In response to authoritative GAAP, unvested restricted shares outstanding under RAI’s LTIP are included in basic and diluted EPS. The diluted net income per share for the three months ended December 31, 2008, has been adjusted from $0.89. The basic and diluted net income per share amounts for the twelve months ended December 31, 2008, have been adjusted from $4.58 and $4.57, respectively.

(2)	Adjusted to reflect results of the business of certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009, into the RJR Tobacco segment from All Other.

Schedule 2
REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended Dec. 31,
	2009			2008
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$393	$215	$0.74	$510	$258	$0.88
The GAAP results include the following:
Restructuring charges	56	35	0.12	(1)	—	—
Trademark impairment charges	114	71	0.24	145	91	0.32
Long-term investment impairment charge	—	—	—	—	21	0.07

Total adjustments	170	106	0.36	144	112	0.39

Adjusted results	$563	$321	$1.10	$654	$370	$1.27

	Twelve Months Ended Dec. 31,
	2009			2008
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$1,775	$962	$3.30	$2,052	$1,338	$4.56
The GAAP results include the following:
Restructuring charges	56	35	0.12	90	57	0.19
Trademark impairment charges	567	356	1.22	318	200	0.68
Gain on termination of joint venture	—	—	—	—	(210)	(0.71)
Long-term investment impairment charge	—	—	—	—	21	0.07

Total adjustments	623	391	1.34	408	68	0.23

Adjusted results	$2,398	$1,353	$4.64	$2,460	$1,406	$4.79

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	Dec. 31,	Dec. 31,
	2009	2008
Assets
Cash and cash equivalents	$2,723	$2,578
Short-term investments	4	23
Other current assets	2,768	2,418
Trademarks and other intangible assets, net	2,718	3,270
Goodwill	8,185	8,174
Other noncurrent assets	1,611	1,691

	$18,009	$18,154

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,611	$2,321
Other current liabilities	1,729	1,602
Long-term debt (less current maturities)	4,136	4,486
Deferred income taxes, net	441	282
Long-term retirement benefits (less current portion)	2,218	2,836
Other noncurrent liabilities	376	390
Shareholders’ equity	6,498	6,237

	$18,009	$18,154

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
R.J. Reynolds is the second-largest tobacco company in the United States and manages a contract manufacturing business. R.J. Reynolds’ 2008 segment results have been adjusted to include the business of U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009 from All Other.
Conwood is the second-largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended Dec. 31,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood

GAAP operating income	$317	$83	$537	$(43)

The GAAP results include the following:
Restructuring charges	56	—	—	—
Trademark impairment charges	114	—	3	142

Total adjustments	170	—	3	142

Adjusted operating income	$487	$83	$540	$99

	Twelve Months Ended Dec. 31,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds		Conwood
GAAP operating income	$1,487	$276	$1,805		$232

The GAAP results include the following:
Restructuring charges	56	—	81	*	—
Trademark impairment charges	491	76	176		142

Total adjustments	547	76	257		142

Adjusted operating income	$2,034	$352	$2,062		$374

*	RAI and its operating companies recorded aggregate restructuring charges of $90 million during 2008.

Schedule 4
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
CIGARETTE VOLUME (in billions):

	Three Months Ended				Twelve Months Ended
	Dec. 31,		Change		Dec. 31,		Change
	2009	2008	Units	%	2009	2008	Units	%
Camel (filter styles)	5.0	5.6	(0.6)	-11.0%	21.2	23.3	(2.1)	-9.2%
Pall Mall	4.4	2.3	2.1	91.5%	14.6	8.6	6.1	70.9%

Total growth brands	9.4	7.9	1.5	18.9%	35.8	31.8	3.9	12.3%

Total support brands	8.8	11.2	(2.4)	-21.4%	37.9	46.6	(8.7)	-18.7%

Total non-support brands	1.8	2.6	(0.8)	-30.0%	8.0	11.0	(3.0)	-27.2%

Total R.J. Reynolds domestic	20.0	21.6	(1.7)	-7.6%	81.7	89.5	(7.8)	-8.7%

Total premium	11.3	13.4	(2.1)	-15.5%	48.1	55.9	(7.8)	-13.9%
Total value	8.7	8.2	0.4	5.3%	33.5	33.5	0.0	-0.1%
Premium/total mix	56.7%	62.0%	-5.3%		59.0%	62.5%	-3.5%

Industry	77.4	83.6	(6.2)	-7.4%	315.7	345.3	(29.6)	-8.6%
Premium	54.0	60.9	(6.9)	-11.3%	222.6	251.1	(28.4)	-11.3%
Value	23.4	22.7	0.7	3.0%	93.1	94.2	(1.2)	-1.2%
Premium/total mix	69.8%	72.8%	-3.1%		70.5%	72.7%	-2.2%
RETAIL SHARE OF MARKET:

	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2009	2008	Change	2009	2008	Change
Camel (filter styles)	7.4%	7.8%	(0.4)	7.5%	7.7%	(0.1)
Pall Mall	6.0%	3.2%	2.8	4.8%	2.7%	2.1

Total growth brands	13.4%	11.0%	2.4	12.3%	10.4%	1.9

Total support brands	12.4%	14.1%	(1.7)	13.1%	14.6%	(1.5)

Total non-support brands	2.7%	3.2%	(0.5)	2.9%	3.5%	(0.6)

Total R.J. Reynolds domestic	28.5%	28.3%	0.2	28.3%	28.4%	(0.1)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
MOIST-SNUFF VOLUME (in millions of cans):

	Three Months Ended				Twelve Months Ended
	Dec. 31,		Change		Dec. 31,		Change
	2009	2008	Units	%	2009	2008	Units	%

Kodiak	12.3	11.5	0.7	6.3%	47.8	51.0	(3.2)	-6.3%
Grizzly	78.2	73.9	4.3	5.8%	304.6	279.6	25.0	8.9%
Other	1.0	1.0	(0.1)	-5.9%	4.1	4.5	(0.4)	-9.9%

Total moist snuff cans	91.4	86.4	5.0	5.7%	356.5	335.2	21.3	6.4%
SHARE OF SHIPMENTS:

	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2009	2008	Change	2009	2008	Change

Kodiak	3.8%	3.7%	0.1	3.8%	4.0%	(0.2)
Grizzly	25.3%	24.1%	1.1	25.3%	23.2%	2.0
Other	0.3%	0.4%	(0.1)	0.3%	0.4%	(0.1)

Total Conwood	29.4%	28.2%	1.2	29.4%	27.6%	1.8
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.